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                                                                   EXHIBIT 10.27

                              HATHAWAY CORPORATION

                        Management Incentive Bonus Plan
                           for the Fiscal Year Ending
                                 June 30, 1995

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OBJECTIVE:
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The objective of this Incentive Compensation Plan (the "Plan") is to provide an incentive to certain Executives of Hathaway Corporation (the "Company") to increase profits to the Company by offering these individuals an opportunity to participate in a fund which is to be established by the Company from a portion of its operating profits and/or its cash flow. A fund will be established for each group, division and/or subsidiary based on its forecasted profitability for 1995 and its past fiscal year's financial results, with certain executives of each division participating in their respective funds.

ELIGIBILITY:
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Executives eligible for participation are officers or executive level employees as the President may select and the Board of Directors of the Company (the "Board") shall approve. Eligibility shall not confer any vested rights, however, it being understood that being an eligible executive shall mean only that such executive may potentially receive an award pursuant to the Board's final determination referred to below. It is the intention of the Board that such individuals be designated and approved as early in the fiscal year as possible.

TERM:
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This Plan shall be effective for the fiscal year ending June 30, 1995, unless modified by the Board.

ADMINISTRATION OF THE PLAN:
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The Plan will be administered by the President, under the direction of the
Board, which will retain the option to modify the Plan from time-to-time, retroactively, as well as prospectively, and whose decision shall be final and binding on all parties.

ESTABLISHMENT OF THE FUNDS
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For the purpose of making incentive payments, separate funds ("the Funds") will be established for each group, division, and/or subsidiary, in accordance with the attached schedules. The Funds will be established out of a portion of each group, division, and/or subsidiary's Adjusted Plan Income, as hereinafter defined.

     Adjusted Plan Income is income for each group, division, and/or subsidiary for the fiscal year ending June 30, 1995, before; (1) provision for federal and state income taxes, (2) minority interest in net income of subsidiaries, (3) extraordinary credits or losses, (4) provisions for the Employees' Stock Ownership Plan and Trust and Cash Bonus Plan, (5) provision for amounts set aside for the Funds and (6) such other amounts as the Board determines to provide management incentives to accomplish the goals and objectives of the Company. The Adjusted
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MANAGEMENT INCENTIVE BONUS PLAN FOR
THE FISCAL YEAR ENDING JUNE 30, 1995 (CONTINUED)
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     Plan Income for each group, division, and/or subsidiary shall include all intercompany charges and credits, including interest charged for intercompany loans and/or the corporate asset charge, as defined by the President.

ADDING OR DELETING PARTICIPANTS DURING THE PLAN YEAR:
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An individual designated to participate in the Plan who leaves the employ of the
Company prior to the date of distribution shall not be entitled to participate in the Fund. However, the portion of the Fund that would otherwise have been allocated to such employee shall revert back to the Company and shall not be reallocated to the remaining participants. The intent is that the remaining employees will not benefit from or be detrimentally affected by the termination of other employees, and the amount of the Fund that would otherwise be distributed to the remaining employees shall remain the same.

An individual hired during the Plan Year that replaces an executive designated to participate in the Plan, or who is a new addition (not replacing a designated participant), and who is employed for a minimum of 90 days prior to June 30, 1995, will be entitled to participate in the respective Fund for the pro-rata portion of the year that such new employee is employed by the Company.

If an individual is a replacement of a participating employee who terminates, then the portion of the Fund, or a part thereof, that would have otherwise been allocated to the terminated employee and which reverted back to the Company shall be reallocated to the replacement employee. The amount that will be distributed to the replacement employee on the date of distribution will be the lesser of; (A) the amount which reverted back to the Company that would have been allocated to the terminated employee had such employee stay the full plan year or, (B) the amount computed by multiplying the amount of the Fund times the ratio of the replacement employee's actual salary earned during the 12 months ending June 30, 1995 multiplied times that individual's salary multiple, to the total annual salaries of all participants on August 16, 1994 (excluding the replacement employee's salary), including the employee whose employment terminated, multiplied by each employee's salary multiple.

If the individual is a new addition, then a portion of the Fund that would have otherwise been allocated to all other participants will be allocated to the new employee. The amount that will be distributed to each eligible participant on the date of distribution will be computed by multiplying the amount of the Fund times the ratio of the participant's salary multiplied times his/her salary multiple to the total of the salaries of all participants, including the new employee, multiplied times each employee's salary multiple. The salaries of the participants used to determine the numerator and denominator of such ratio shall be determined by multiplying the monthly salary being paid on August 16, 1994 times the number of months the individual was employed during the fiscal year ending June 30, 1994, multiplied times their salary multiple.

DISTRIBUTION OF THE FUND:
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Following the close of the fiscal year ending June 30, 1995, the President will present to the Board his determination of the amount to be set aside for the Fund and his recommendations regarding awards to be made to eligible executives. The amount will have been audited and confirmed to be in agreement with the Plan by the Company's independent auditors. For distributions of the group, division, and/or
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MANAGEMENT INCENTIVE BONUS PLAN FOR
THE FISCAL YEAR ENDING JUNE 30, 1995 (CONTINUED)
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subsidiary Funds that are based on the salaries of the participants, the salaries that are to be used in calculating such distributions shall be the current rate of salary being paid on August 16, 1994, multiplied times their salary multiples.

At the first meeting of the Board of Directors, following completion of the audit for the fiscal year ending June 30, 1995, by the Company's independent auditors, the Board of Directors will consider the recommendations of the President and make a final determination as to the awards to be made to eligible executives. The Board's determination may vary from the President's recommendation and may make total awards of more or less than the amount to be set aside as set forth above. The Board may also choose to make no awards.
The payment will be made to the participants immediately following the Board Meeting.